UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2011

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities

On June 3, 2011, management of Tree.com, Inc. (the “Company”) determined to close three offices operated by its wholly-owned subsidiary, Home Loan Center, Inc. d/b/a LendingTree Loans (“HLC”). The Company expects to cease use of the HLC facilities located in Florida, Indiana and Tennessee by June 30, 2011.  The Company believes it will be able to operate more efficiently and reduce expenses by consolidating HLC’s operations in its Louisville, Kentucky and Irvine, California offices.

The Company anticipates that it will incur restructuring charges of approximately $4.0 million in the second quarter of 2011 related to closing the Florida, Indiana and Tennessee offices of HLC.  The expected restructuring charge will include approximately $2.5 million for remaining rent obligations, net of expected sublease income, which will be paid through the first quarter of 2016, approximately $0.4 million related to the write-off of assets that will be taken out of service, and approximately $1.1 million for termination benefits to be paid through the third quarter of 2011.

As previously disclosed, on May 12, 2011 the Company entered into an Asset Purchase Agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services.  The Asset Purchase Agreement provides for the sale of substantially all of the operating assets of HLC to Discover Bank.  The transaction is expected to close by the end of 2011.

Item 5.07.     Submission of Matters to a Vote of Security Holders

On June 8, 2011, the Company held its 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The holders of an aggregate of 10,988,799 shares of the Company’s common stock were entitled to vote at the Annual Meeting and a total of 10,537,465 shares of the Company’s common stock were represented at the Annual Meeting in person or by proxy. The stockholders considered and voted on four proposals submitted for stockholder vote, each of which is described in detail in the Company’s 2011 proxy statement prepared for the Annual Meeting.

The following are the voting results on each matter submitted for stockholder vote at the Annual Meeting.

Proposal 1 - Election of Directors

The nominees for election to the board of directors were elected, each for a one-year term, based upon the following votes:

	For	Withheld
Peter Horan	6,980,666	1,603,611
W. Mac Lackey	8,215,328	368,949
Douglas Lebda	7,493,287	1,090,990
Joseph Levin	7,240,843	1,343,434
Patrick McCrory	7,293,381	1,290,896
Lance Melber	8,215,793	368,484
Steve Ozonian	8,268,090	316,187

Proposal 2 — Advisory (Non-Binding) Vote Approving the Compensation of our Named Executive Officers

The board of directors’ proposal for stockholders to approve, on an advisory basis (non-binding), the compensation of the Company’s named executive officers was approved based on the following votes:

For	Against	Abstentions	Broker Non-Votes
8,436,623	51,402	96,252	1,953,188

Proposal 3.  Advisory (Non-Binding) Vote Determining the Frequency of Advisory Votes on the Compensation of our Named Executive Officers

The board of directors’ proposal for shareholders to vote, on an advisory (non-binding) basis, on whether future advisory votes on the compensation of the Company’s named executive officers should occur every 3 years, 2 years, 1 year, or to abstain from such voting, received the following votes:

Three Years	Two Years	One Year	Abstentions	Broker Non-Votes
6,793,909	4,456	1,428,993	356,919	1,953,188

Proposal 4.  Ratification of Independent Registered Public Accounting Firm

The board of directors’ proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm was approved based on the following votes:

For	Against	Abstentions
10,529,193	7,107	1,165

Item 8.01.  Other Events.

On November 1, 2010, the Company informed the NASDAQ Stock Market that as a result of the resignation of an independent director, the Company was no longer in compliance with NASDAQ Listing Rule 5605(b)(1), which requires that a majority of the board of directors of a listed company be comprised of independent directors. Consistent with NASDAQ Listing Rule 5605(b)(1)(A), NASDAQ provided the Company a cure period in order to regain compliance.  On June 7, 2011, which date was within the cure period, the Company informed the NASDAQ Stock Market that its board of directors had determined that director Peter Horan meets the standards for director independence set forth in NASDAQ Listing Rule 5605, and the NASDAQ Stock Market informed the Company on June 8, 2011 that it has regained compliance with Rule 5605(b)(1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2011

TREE.COM, INC.

	By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer